UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/23/2009

Fairchild Semiconductor International, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15181

Delaware	043363001
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

82 Running Hill Road
South Portland, Maine 04106
(Address of principal executive offices, including zip code)

207-775-8100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

On March 23, 2009, we commenced actions to close our wafer fabrication plant in Mountaintop, PA, and one of our wafer fabrication plants in Bucheon, South Korea. The closures are intended to streamline and consolidate wafer manufacturing and are consistent with our ongoing cost reduction strategy and the need to align manufacturing capacity with end demand. We expect to complete these actions by June 2010. We expect to incur approximately $18 to $23 million of cash charges, primarily for severance and other costs associated with transfer activities, beginning in the second quarter, and additional non-cash charges of approximately $25 to $30 million for impairments and accelerated depreciation over the course of the next six quarters. Approximately 200 jobs will be eliminated as a result of the closure of the Mountaintop plant.

We issued a press release on March 26, 2009, regarding the plant closures, which release is included in this report on Form 8-K and incorporated by reference.

Item 2.06.    Material Impairments

The information set forth under Item 2.05 of this report on Form 8-K is hereby incorporated in this Item 2.06 by reference.

Item 9.01.    Financial Statements and Exhibits

EX-99.1 Press Release dated March 26, 2009.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fairchild Semiconductor International, Inc.

Date: March 27, 2009	By:	/s/ Robin A. Sawyer
Robin A. Sawyer
Vice President, Corporate Controller (Principal Accounting Officer and Duly Authorized Officer)

Exhibit Index

Exhibit No.	Description
EX-99.1	Exhibit 99.1 - Press Release dated March 26, 2009